Exhibit 99.1

Ispire Technology Inc. Appoints Steven Przybyla as President

Company Strengthens U.S.-Based Leadership and Investor Communications

LOS ANGELES, Aug 17, 2026 /PRNewswire/ -- Ispire Technology Inc. (“Ispire” or the “Company”) (NASDAQ: ISPR), today announced the appointment of Steven Przybyla as its President, effective immediately. Przybyla will also continue to serve as the Company’s Chief Legal Officer and Secretary giving the Company a senior, U.S.-based executive who will speak directly to investors about both Ispire’s regulatory strategy and its growth plan.

In his expanded role, Przybyla will lead the Company’s investor communications, working directly with the Chief Executive Officer and Chief Financial Officer on material investor relations matters. The appointment is designed to maintain continuity of senior U.S. leadership and ensure shareholders, analysts, and prospective investors have a clear, consistent point of contact. It also signals the Board’s commitment to communicating Ispire’s strategy, including its compliance-driven technology platform and its IKE Tech joint venture, clearly and consistently to the U.S. capital markets.

“Steven has been at the center of every strategic initiative we have undertaken over the past three years, from our manufacturing operations in Malaysia and intellectual property strategy to the formation and governance of IKE Tech,” said Tuanfang Liu, Chairman and CEO of Ispire. “He understands both the regulatory landscape that defines our industry and the expectations of U.S. investors. Appointing Steven as President provides us with a senior leader in the United States who can speak with authority about where this Company is going and how we intend to get there.”

“Ispire is attempting to build a new infrastructure layer for regulated nicotine economies—the hardware, the manufacturing capacity, and, through IKE Tech, the age-verification, product authentication and compliance enforcement technology that regulators and brand owners are increasingly demanding,” said Przybyla. “My priority in this role is straightforward: to make sure investors have direct, consistent access to management and a clear understanding of the assets we own, the milestones we are pursuing, and the value we believe those assets can create.”

Przybyla has served as Ispire’s Chief Legal Officer and Secretary since September 1, 2023, and will continue to serve in such capacities in addition to his new role as President. He has more than 10 years of experience in nicotine and tobacco product regulation. From April 2024 to July 2026, he served as the Company’s chosen board member and corporate secretary for its IKE Tech joint venture, which is developing point-of-use biometric age-gating, point-of-use authentication, and real-time compliance enforcement technology for regulated nicotine markets. Mr. Przybyla remains the corporate secretary for IKE Tech.

From July 2020 to April 2023, Mr. Przybyla served as General Counsel and Corporate Secretary, and subsequently as President of Hemp/Cannabis, at 22nd Century Group, Inc., a plant biotechnology company, where he helped secure the only Modified Risk Tobacco Product authorization for a combustible cigarette granted by the U.S. Food and Drug Administration to date. Previously, he was President of the Medical Division at Jushi, Inc., a multi-state cannabis operator, from 2018 to 2020; General Counsel at Dent Neurologic Group LLP from 2016 to 2018; and General Counsel at Seneca Development Corporation from 2015 to 2016. He began his career as an associate at Phillips Lytle LLP. Mr. Przybyla received his undergraduate degree in Economics from Washington & Lee University and his Juris Doctor from Columbia Law School.

About Ispire Technology Inc.

Ispire is engaged in the research and development, design, commercialization, sales, marketing and distribution of branded e-cigarettes and cannabis vaping products. The Company’s operating subsidiaries own or license more than 400 patents worldwide. Ispire’s branded e-cigarette products are marketed under the Aspire name and are sold worldwide (except in the U.S., People’s Republic of China and Russia) primarily through its global distribution network. The Company also engages in original design manufacture (ODM) relationships with e-cigarette brands and retailers worldwide. The Company’s cannabis products are marketed under the Ispire brand name primarily on an ODM basis to other cannabis vapor companies. Ispire sells its cannabis vaping hardware in the US, Europe and South Africa and it recently commenced marketing activities and customer engagement in Canada and Latin America. For more information, visit www.ispiretechnology.com or follow Ispire on Instagram, LinkedIn, Twitter and YouTube.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) as well as Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the Company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Such risks and uncertainties that could impact these expectations and projections include, but are not limited to, risks and uncertainties regarding: the approval or rejection of any PMTA submitted by the Company; whether the Company’s IKE Tech joint venture may be successful in achieving its goals as currently contemplated, with different terms, or at all; IKE Tech’s ability to innovate in the e-cigarette technology space or develop age gating or age verification technologies for nicotine vaping devices; the Company’s business strategies; and the risk and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note on Forward-Looking Statements” and the additional risk described in Ispire’s Annual Report on Form 10-K for the year ended June 30, 2025 and any subsequent filings which Ispire makes with the SEC. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by applicable law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

Investor Contacts:

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com